Exhibit 99.1

CONTACT INFORMATION: INVESTORS & MEDIA: Julie Tracy Sr. Vice President, Chief Communications Officer Epocrates, Inc. (609) 583-1464 jtracy@epocrates.com

Epocrates Reports 2011 Second Quarter Financial Results and Updated 2011 Guidance

SAN MATEO, Calif. — August 9, 2011 — Epocrates, Inc. (NASDAQ: EPOC), a leading provider of mobile drug reference tools to healthcare professionals and interactive services to the healthcare industry, today reported financial results for its fiscal second quarter of 2011 and provided updated financial guidance for 2011.  Epocrates’ net sales totaled $27.9 million in the second quarter of 2011 compared to $25.3 million in the same quarter of the prior year, an increase of 10.2%.

“Epocrates continues to be recognized as a trusted leader in point-of-care solutions for healthcare professionals, as evidenced by our growing network of over 1.3 million users, including 328,000 U.S. physicians,” stated Rose Crane, president and chief executive officer.  “We are focused on strengthening our leadership position in delivering solutions to help improve patient care and practice efficiencies with the launch of the Epocrates® EHR for small practice physicians and new product offerings for pharma clients.  All of these represent exciting long-term growth opportunities that complement our core business, leverage our broad physician network and position Epocrates for continued long-term success.”

Crane added, “With respect to our pharma revenue, which grew 18 percent in the second quarter of 2011 over the second quarter of 2010, there are two factors which are impacting the timing of revenue growth.  Due to expanding regulatory queues, we are experiencing delays in the launch of DocAlert® messages.  For our newer products, the time between contract signing and revenue recognition is taking longer than expected due to the size and complexity of these launches.  These factors impacted our second quarter revenue and are expected to continue to affect the timing of our net sales for the remainder of the year.  Accordingly, we are proactively updating our guidance to reflect the shift in timing.”

Crane continued, “Our updated guidance also reflects our decision to focus the first phase of availability for our Epocrates EHR solution to a targeted group of early adopters in order to continue to enhance the product.  While this is expected to impact our revenue in the second half of 2011, we believe this approach will result in a better user experience for the physician and long-term success of our EHR.”

For the second quarter ended June 30, 2011, net income was $3.4 million compared to net income of $0.8 million in the same quarter of the prior year.  For the second quarter ended June 30, 2011, net income attributable to common stockholders was $3.4 million or $0.13 per diluted share as compared to net loss attributable to common stockholders of $0.1 million or $0.02 per diluted share in the second quarter ended June 30, 2010.  Net loss attributable to common stockholders is calculated as net loss minus the preferred stock dividend that was due to

Epocrates’ preferred stockholders through February 1, 2011 (the date Epocrates completed its Initial Public Offering or IPO).  Upon completion of the IPO, the preferred stock was converted to common stock.

The increase in net income for the quarter was primarily attributable to higher revenues in the second quarter of 2011 compared to the second quarter of 2010, a gain of $6.4 million on the early payment of earn out consideration due the sellers of MedCafe, Inc., and lower research and development expenses related to the EHR platform due to capitalization of such costs in the second quarter of 2011. These increases in net income were partially offset by higher operating expenses resulting from an increase in salary and other personnel costs to support the development and release of new products and increased headcount from the recent acquisition of Modality, and amortization expense resulting from the recent acquisitions of Modality and MedCafe.

Epocrates’ adjusted EBITDA, as defined in the GAAP to non-GAAP reconciliation provided later in this release, was $4.1 million, or 14.8% of revenue for the second quarter of 2011, compared to $4.1 million, or 16.2% of revenue, in the same period last year.  The decrease in adjusted EBITDA as a percentage of revenue in 2011was primarily attributable to higher operating expenses resulting from an increase in salary and other personnel costs to support the development and release of new products and increased headcount from the recent acquisition of Modality, partially offset by higher revenue generated in the second quarter of 2011 compared to the second quarter of 2010 and a decrease in research and development expenses related to the EHR platform due to the capitalization of such costs in the second quarter of 2011.

Cash, cash equivalents and short-term investments totaled $81.3 million as of the end of the second quarter of 2011, a decrease of $11.9 from the end of the first quarter of 2011.  This decrease was attributable to the early payment of the earn out consideration due the sellers of MedCafe, the payment of the company’s 2010 incentive plan and increased capital expenditures primarily in conjunction with the EHR product.

An investor presentation summarizing the company’s second quarter of 2011 results is available in the Investor Relations section of the Epocrates website at http://investor.epocrates.com.

Outlook for Full-Year 2011

Epocrates has updated its expected full-year 2011 net sales guidance to be in the range of $115 million to $120 million, representing growth of 11% to 15% over full-year 2010.  Epocrates has also updated its 2011 adjusted EBITDA to be 11% to 14% of sales, or $13 million to $17 million.  This would represent a decrease in adjusted EBITDA of 26% to 4% over the adjusted EBITDA reported in 2010.  In addition, full-year 2011 net income has been updated to be in the range of $0.5 million to $3.0 million, and net income per diluted share has been updated to be between $0.01 and $0.10, based on approximately 26.0 million shares outstanding.

Earnings Call Information

Epocrates will host a conference call today beginning at 5:00 p.m. Eastern Time to review its 2011 second quarter results and future outlook, followed by a question and answer session.

To participate in Epocrates’ live conference call and webcast, please dial 877-398-9481 (if dialing from within the U.S.) or 760-298-5095 (if dialing from outside the U.S.) using conference code 76939225 or visit the Investor Relations section of Epocrates’ website at http://investor.epocrates.com.

A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing from outside the U.S.) using conference code 76939225.  The replay will be available for one week on the above number.  A webcast replay will also be archived on Epocrates’ website for approximately 12 months.

About Epocrates, Inc.

Epocrates, Inc. (NASDAQ: EPOC), developers of the #1 most used mobile medical app among U.S. physicians, creates point-of-care digital solutions that enhance the practice of medicine.  More than 1.3 million healthcare professionals, including 50 percent of U.S. physicians, use Epocrates’ solutions to help improve patient care and practice efficiencies with its drug reference, educational and clinical apps. The new Epocrates mobile and web-based EHR solution, designed for solo and small practice physicians, is affordable, easy-to-use and further supports physician workflow and patient outcomes. The company also partners with the healthcare industry, including top pharmaceutical companies, to engage with its clinician network through effective, interactive services. For more information about Epocrates, please visit www.epocrates.com/company.

Epocrates, Epocrates EHR and DocAlert are trademarks of Epocrates, Inc., in the U.S. and other countries.

Forward-Looking Statements

Statements contained in this press release under the heading “Outlook for Full-Year 2011” and in Ms. Crane’s quote regarding the period between contract signing and initial recognition of revenue for many of the company’s pharma products being expected to continue to affect the timing of net sales for the remainder of the year and Epocrates continuing to build on its strong leadership position, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause Epocrates’ actual results to be materially different than those expressed in or implied by Epocrates’ forward-looking statements.  For Epocrates, particular uncertainties and risks include, among others:  unexpected delays in Epocrates delivering new products may occur, which would cause revenues not to be as Epocrates expects; market acceptance of new products, such as its EHR, may not be as Epocrates expects, which would cause revenues not to be as Epocrates expects; the timing of revenue recognition on contracts may be different than Epocrates expects due to the complicated nature of the contracts; the impact of competitive products and pricing may force Epocrates to decrease the price of its products.  More detailed information on these and additional factors that could affect Epocrates’ actual results are described in Epocrates’ filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2011.  Except as required by law, Epocrates undertakes no obligation to publicly update its forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement Epocrates’ condensed consolidated financial statements presented on a GAAP basis, Epocrates uses non-GAAP measures of adjusted EBITDA, gross profit, gross margin, operating income, operating income percentage, net income and net income per share, which are adjusted to exclude certain costs, expenses, gains and losses Epocrates believes appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Epocrates’ underlying operational results and trends and its marketplace performance. In addition, these adjusted non-GAAP results are among the information management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles in the United States of America.

Adjusted EBITDA is not a measure of liquidity calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be viewed as a supplement to—not a substitute for—results of operations presented on the basis of GAAP. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by GAAP. Epocrates’ statement of cash flows presents its cash flow activity in accordance with GAAP. Furthermore, adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

Epocrates believes adjusted EBITDA is used by and is useful to investors and other users of its financial statements in evaluating its operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Epocrates believes that:

•                  EBITDA is widely used by investors to measure a company’s operating performance without regard to such items as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•                  investors commonly adjust EBITDA information to eliminate the effect of stock-based compensation expenses and other charges, which can vary widely from company to company and impair comparability.

Epocrates management uses adjusted EBITDA:

•                  as a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•                  as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•                  in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; and

•                  as a significant performance measurement included in its bonus plan.

The table below sets forth a reconciliation of net income (loss) to adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$3,393	$762	$2,267	$788

Interest income	(23)	(28)	(51)	(48)
Other income (expense), net	(177)	—	(179)	(2)
Provision for income taxes	2,496	2,721	1,663	2,991
Depreciation and amortization	1,032	716	2,024	1,437
Amortization of purchased intangibles	1,029	17	2,059	25
Stock-based compensation	1,523	1,602	4,330	3,135
Gain on settlement and change in fair value of contingent consideration (1)	(6,375)	(569)	(6,074)	645
Gain on sale-leaseback of building	—	(1,689)	—	(1,689)
Others (2)	1,221	562	1,893	562

Adjusted EBITDA	4,119	4,094	7,932	7,844

(1) Includes $6.4 million gain recognized in the second quarter of 2011, relating to the settlement of contingent consideration liability with the sellers of MedCafe, Inc., a Company we acquired in 2010.

(2) Includes legal expenses, facilities costs, refund of property tax and employee severance charges.

The following tables set forth a reconciliation of gross profit, gross margin, operating income (loss), operating income (loss) percentage, net income (loss) and net income per share on a GAAP basis to a non-GAAP basis (in thousands, except percentages and per share information):

	Three Months Ended June 30, 2011
	Gross Profit	Gross Margin	Operating Income (Loss)	Operating Income (Loss) %	Net Income (Loss)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$18,092	65%	5,689	20%	3,393

Amortization of purchased intangibles	1,029		1,029		1,029
Stock-based compensation	44		1,523		1,523
Gain on settlement and change in fair value of contingent consideration (1)			(6,375)		(6,375)
Others (2)			1,047		1,047
Tax adjustment (3)					1,220

Non-GAAP	$19,165	69%	$2,913	10%	$1,837

Non-GAAP - Diluted net income per share					$0.07

Shares used to compute diluted net income per share- GAAP and Non-GAAP basis					25,838

	Six Months Ended June 30, 2011
	Gross Profit	Gross Margin	Operating Income	Operating Income %	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$37,879	66%	3,700	6%	2,267

Amortization of purchased intangibles	2,059		2,059		2,059
Stock-based compensation	151		4,330		4,330
Gain on settlement and change in fair value of contingent consideration (1)			(6,074)		(6,074)
Others (2)			1,719		1,719
Tax adjustment (3)					(782)

Non-GAAP	$40,089	70%	$5,734	10%	$3,519

Non-GAAP - Diluted net income per share					$0.15

Shares used to compute diluted net income per share- GAAP and Non-GAAP basis					23,006

(1) Includes $6.4 million gain recognized in the second quarter of 2011, relating to the settlement of contingent consideration liability with the sellers of MedCafe, Inc., a Company we acquired in 2010.

(2) Includes legal expenses, facilities costs and employee severance charges.

(3) The Non-GAAP net income reflects a provision for income tax of 41%, which is our projected long-term tax rate.

	Three Months Ended June 30, 2010
	Gross Profit	Gross Margin	Operating Income (Loss)	Operating Income (Loss) %	Net Income (Loss)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$17,541	69%	1,766	7%	762

Amortization of purchased intangibles	17		17		17
Stock-based compensation	81		1,602		1,602
Gain on settlement and change in fair value of contingent consideration			(569)		(569)
Gain on sale-leaseback of building					(1,689)
Others (1)			562		562
Tax adjustment (2)					1,325

Non-GAAP	$17,639	70%	$3,378	13%	$2,010

Non-GAAP - Diluted net income per share					$0.10

Shares used to compute diluted net income per share- GAAP basis					7,524
Add: Dilutive effect of outstanding unexercised options and restricted stock units					1,626
Add: Dilutive effect of conversion of outstanding shares of our preferred stock into common stock and conversion of preferred stock warrant into common stock warrant					11,095
Shares used to compute diluted net income per share- Non GAAP basis					20,245

	Six Months Ended June 30, 2010
	Gross Profit	Gross Margin	Operating Income	Operating Income %	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$34,625	70%	2,254	5%	788

Amortization of purchased intangibles	25		25		25
Stock-based compensation	150		3,135		3,135
Gain on settlement and change in fair value of contingent consideration			645		645
Gain on sale-leaseback of building					(1,689)
Others (1)			562		562
Tax adjustment (2)					344

Non-GAAP	$34,800	70%	$6,621	13%	$3,810

Non-GAAP - Diluted net income per share					$0.18

Shares used to compute diluted net income per share- GAAP basis					7,470
Add: Dilutive effect of outstanding unexercised options and restricted stock units					2,075
Add: Dilutive effect of conversion of outstanding shares of our preferred stock into common stock and conversion of preferred stock warrant into common stock warrant					11,095
Shares used to compute diluted net income per share- Non GAAP basis					20,640

(1) Includes employee severance charges.

(2)The Non-GAAP net income reflects a provision for income tax of 41%, which is our projected long-term tax rate.

EPOCRATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Subscription revenues	$6,094	$5,796	$12,303	$11,550
Interactive services revenues	21,766	19,481	44,734	38,063
Total revenues, net	27,860	25,277	57,037	49,613

Cost of subscription revenues	1,800	1,574	3,843	3,379
Cost of interactive services revenues	7,968	6,162	15,315	11,609
Total cost of revenues (1)	9,768	7,736	19,158	14,988

Gross profit	18,092	17,541	37,879	34,625

Operating expenses (1):
Sales and marketing	7,600	7,554	15,911	14,392
Research and development	5,212	4,865	11,557	9,384
General and administrative	5,908	3,925	12,167	7,950
Gain on settlement and change in fair value of contingent consideration	(6,375)	(569)	(6,074)	645
Facilities exit costs	58	—	618	—
Total operating expenses	12,403	15,775	34,179	32,371

Income from operations	5,689	1,766	3,700	2,254

Interest income	23	28	51	48
Interest expense	—	—	—	(214)
Other income (expense), net	177	—	179	2
Gain on sale-leaseback of building	—	1,689	—	1,689
Income before income taxes	5,889	3,483	3,930	3,779

Benefit from (Provision for) income taxes	(2,496)	(2,721)	(1,663)	(2,991)

Net income	3,393	762	2,267	788

Less: 8% dividend on preferred stock	—	881	294	1,762

Net income (loss) attributable to common stockholders - basic and diluted	$3,393	$(119)	$1,973	$(974)

Net income (loss) per common share - basic	$0.14	$(0.02)	$0.10	$(0.13)
Net income (loss) per common share - diluted	$0.13	$(0.02)	$0.09	$(0.13)

Weighted average common shares outstanding - basic	23,411	7,524	20,641	7,470
Weighted average common shares outstanding - diluted	25,838	7,524	23,006	7,470

(1)  Includes stock-based compensation in the following amounts:

Cost of revenues	44	81	151	150
Sales and marketing	370	546	1,117	941
Research and development	139	367	530	726
General and administrative	970	608	2,532	1,318

EPOCRATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2011	December 31, 2010
	(unaudited)	*
Assets

Current assets:
Cash and cash equivalents	$62,920	$35,987
Short-term investments	18,375	18,697
Accounts receivable, net	19,035	21,101
Deferred tax asset	4,971	4,971
Prepaid expenses and other current assets	3,484	3,548
Total current assets	108,785	84,304

Property and equipment, net	12,440	8,757
Deferred tax asset, long-term	779	779
Goodwill	19,079	19,079
Other intangible assets, net	9,379	11,438
Other assets	353	2,859

Total assets	$150,815	$127,216

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$2,008	$3,635
Deferred revenue	47,720	46,164
Other accrued liabilities	6,587	9,251
Total current liabilities	56,315	59,050

Deferred revenue, less current portion	7,892	8,732
Contingent consideration	2,071	15,016
Other liabilities	2,086	1,913
Total liabilities	68,364	84,711

Mandatorily redeemable convertible preferred stock	—	73,342

Stockholders’ equity (deficit):
Common stock at par	23	8
Additional paid-in capital	122,916	11,911
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(40,488)	(42,755)
Total stockholders’ equity (deficit)	82,451	(30,837)

Total liabilities, mandatorily redeemable convertible preferred stock, and stockholders’ equity (deficit)	$150,815	$127,216

* The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

EPOCRATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2011	2010
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$2,267	$788
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,330	3,135
Depreciation and amortization	2,024	1,437
Amortization of intangible assets	2,059	25
Loss on write-off of property and equipment	99	—
Allowance for doubtful accounts and sales returns reserve	270	96
Change in carrying value of preferred stock liability	—	6
Gain on settlement and change in fair value of contingent consideration	(6,074)	645
Facilities exit costs	618	—
Gain on sale-leaseback of building	—	(1,689)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	1,796	760
Deferred tax asset, current and noncurrent	—	2,966
Prepaid expenses and other assets	695	237
Accounts payable	(1,627)	(267)
Deferred revenue	716	(2,324)
Other accrued liabilities and other payables	(2,606)	1,608
Net cash provided by operating activities	4,567	7,423

Cash flows from investing activities:
Purchase of property and equipment	(6,028)	(2,344)
Business acquisition	—	(850)
Purchase of short-term investments	(13,727)	(17,062)
Sale of short-term investments	500	1,797
Maturity of short-term investments	13,400	850
Net cash used in investing activities	(5,855)	(17,609)

Cash flows from financing activities:
Net proceeds from issuance of common stock	64,189	—
Acquisition of common stock	—	(2,122)
Proceeds from exercise of common stock options	489	1,074
Settlement of contingent consideration	(6,871)	—
Payment of accrued dividends on Series B mandatorily redeemable convertible preferred stock	(29,586)	—
Net cash provided by (used in) financing activities	28,221	(1,048)

Net increase in cash and cash equivalents	26,933	(11,234)
Cash and cash equivalents at beginning of period	35,987	60,895
Cash and cash equivalents at end of period	$62,920	$49,661

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